EXHIBIT 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31, 2007

(in thousands, except for ratio amounts)	2007	2006 (4)	2005 (3)	2004 (2)	2003 (1)

EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$47,078	$125,016	$151,526	$22,767	$18.329
Add: Income allocated to minority interests	11,729	22,685	9,124	13,519	14,544
Less: Equity in income of joint ventures	(1,526)	(5,156)	(10,049)	(356)	(3,200)

	57,281	142,545	150,601	35,930	29,673
Distributed income of joint ventures	5,406	—	—	1,390	1,107
Less: Interest capitalized	(22,622)	(20,627)	(17,513)	(9,332)	(15,068)
Less: Preferred distribution of subsidiaries	(7,000)	(7,000)	(7,028)	(10,461)	(12,747)

Total earnings before fixed charges	33,065	114,918	126,060	17,527	2,965

FIXED CHARGES:
Interest expense	116,281	117,862	111,052	77,755	73,524
Interest capitalized	22,622	20,627	17,513	9,332	15,068
Accretion of discount	590	694	687	609	684
Amortization of deferred financing charges	3,689	3,807	3,739	2,697	2,633
Interest portion of rental expense	912	864	823	668	610
Preferred distribution of subsidiaries	7,000	7,000	7,028	10,461	12,747

Total fixed charges	151,094	150,854	140,842	101,522	105,266

Total earnings and fixed charges	$184,159	$265,772	$266,902	$119,049	$108,231

RATIO OF EARNINGS TO FIXED CHARGES	1.22	1.76	1.90	1.17	1.03

(1)	Earnings include a $2,590 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.00.

(2)	Earnings include a $1,642 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.16.

(3)	Earnings include a $132,914 impact related to gain on sales of properties. Excluding this impact, the ratio would be 0.95.

(4)	Earnings include a $97,452 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.12.

INTEREST COVERAGE RATIO
Total revenues	$634,082	$616,106	$554,973	$393,145	$360,275
Total expenses	(572,302)	(571,013)	(536,947)	(358,857)	(333,192)
Income from discontinued operations	7,857	10,864	12,341	12,313	11,541
Add: Depreciation and amortization	165,878	157,416	163,580	92,405	90,548
Add: Depreciation of discontinued operations	2,033	6,257	11,413	16,475	17,527
Add: Interest expense	116,281	117,862	111,052	77,755	73,524
Add: Interest expense of discontinued operations	472	482	496	1,459	1,890

Total	$354,301	$337,974	$316,908	$234,695	$222,113

Total interest expense	$116,753	$118,344	$111,548	$79,214	$75,414

INTEREST COVERAGE RATIO	3.0	2.9	2.8	3.0	2.9